Exhibit 15.1
KPMG LLP
One Biscayne Tower
2 South Biscayne Boulevard
Suite 2800
Miami, Florida 33131

Re:	Registration Statement on Form S-3 filed by Ryder System, Inc. under the Securities Act of 1933 on September 28, 2005
The Board of Directors and Shareholders
Ryder System, Inc.:
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 26, 2005 and our report dated July 26, 2005 related to our review of interim financial information.
Pursuant to Rule 436(c) under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Miami, Florida
September 28, 2005